AMENDMENT TO THE AMENDED
CERTIFICATE OF INCORPORATION

OF
MERGE HEALTHCARE INCORPORATED

MERGE HEALTHCARE INCORPORATED (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Merge Healthcare Incorporated.

2. The Certificate of Incorporation of the Corporation, as amended, is further amended to reflect the increase in authorized Common Shares to 150,000,000 and the removal of the “Series 3 Special Voting” Preferred Stock, as follows:

ARTICLE IV.

The distinguishing designation of each class of shares, the number of shares of each class that the Corporation shall have authority to issue, the distinguishing designation of each series within a class, if any, and the par value are:

Class	Series, if any	Number of Shares	Par Value Per Share
Common	None	150,000,000	$0.01
Preferred	None	1,000,000	$0.01
Preferred	Series A	50,000	$0.01
	Non Voting

3. The above amendment to the Certificate of Incorporation, as amended, of the Corporation was adopted by our Board of Directors on August 9, 2010 and approved by our shareholders on September 21, 2010.

4. The above amendment to the Certificate of Incorporation, as amended, of the Corporation was duly adopted in accordance with the DGCL.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amendment to Amended Certificate of Incorporation as of this 27th day of September 2010.

MERGE HEALTHCARE INCORPORATED

By: /s/ Ann G. Mayberry–French
Ann G. Mayberry–French
Corporate Secretary